LYRIS, INC. NAMES HEIDI MACKINTOSH CHIEF FINANCIAL OFFICER;

EXECUTIVE HAS MORE THAN 15 YEARS OF FINANCIAL MANAGEMENT
EXPERIENCE

(EMERYVILLE, CA), April 17, 2008—Lyris, Inc. (OTCBB: LYRI.OB), a leading provider of an integrated technology platform for online marketers, today named Heidi Mackintosh vice president, chief financial officer.

Mackintosh, who will be joining the company in early May, replaces Joe Lambert who is leaving to pursue other interests. He will remain with Lyris to assist with the transition.

Mackintosh comes to Lyris with more than 15 years of financial experience. Most recently, she was vice president, corporate controller, at Benefitstreet, Inc., an on-line provider of financial and benefits management services. Before that, she was the corporate controller at Osisoft, Inc., a performance management software company.

Additionally, Mackintosh has held senior financial positions at Apple Computer, Polycom, PeopleSoft and Ondisplay. A certified public accountant, she holds a B.S. in Business Administration from California State Univesrity, Hayward.

“We are delighted to have someone with Heidi’s background joining the company. She brings a great depth of financial experience with a number of leading technology companies. In addition, she has worked with both public and pre-IPO companies and also has extensive acquisition integration experience. She will play a critical role as we implement Lyris’ integration and growth strategies,” said Luis Rivera, president and chief executive officer.

“With the company’s strong heritage in online marketing and its recent introduction of Lyris HQ, Lyris is a leader in its industry and represents an exciting opportunity for me. I look forward to helping the company realize its next stage of growth,” Mackintosh said.

Lyris, Inc. (OTCBB: LYRI.OB) formerly J.L. Halsey, is a leading marketing technology company that provides hosted and installed software solutions for marketers at large, mid-sized and small businesses. The company offers marketers an integrated technology platform through its Lyris HQ product and point solutions, including ListManager, EmailLabs, ClickTracks, BidHero, Sparklist, Hot Banana and EmailAdvisor. These sophisticated, yet easy-to-use, tools provide marketers a suite of best-of-breed applications for managing email marketing campaigns, conducting Web analytics, publishing and managing Web site content, creating landing pages, optimizing Web sites and managing pay-per-click campaigns. Clients include Nokia, American Apparel, NVIDIA, NBC Universal and Jupitermedia. For more information, please visit www.lyris.com, www.lyrishq.com, www.emailabs.com, www.clicktracks.com, www.hotbanana.com and www.sparklist.com. The company is based in Emeryville, California.

Contacts:

Rich McDonald

Director of Investor Relations

(610) 688-3305

rmcdonald@lyris.com

Teena Touch

Director, Corporate Communications

(510) 844-2166

ttouch@lyris.com

Neal B. Rosen

Ruder-Finn

(415) 692-3058

rosenn@ruderfinn.com